Exhibit 10.53

POST HOLDINGS, INC.
NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNIT AGREEMENT - UK

    POST HOLDINGS, INC. (the “Company”), hereby grants to the individual named below (the “Grantee”) an award (the “Award”) of restricted stock units (the “Restricted Stock Units”) set forth below, effective on the Date of Grant set forth below, subject to the Grantee timely executing and delivering to the Company, pursuant to such procedures as the Company will establish from time to time, this Restricted Stock Unit Agreement (this “Agreement”). The Restricted Stock Units shall vest according to the vesting schedule described below and shall become payable in Shares, subject to earlier termination of the Restricted Stock Units, as provided in this Agreement and the terms and conditions of the Post Holdings, Inc. 2021 Long-Term Incentive Plan (the “Plan”), and subject to any effective election to defer settlement made by the Grantee. Capitalized terms used but not defined in this Agreement shall have the same definitions as in the Plan.

Grantee:
Number of Restricted Stock Units:
Date of Grant:
Vesting Schedule:

1.Grant of Restricted Stock Unit Award. Each Restricted Stock Unit represents the right to receive one Share with respect to each Restricted Stock Unit that vests as set forth in the vesting schedule above and in Section 3 (the “Vesting Date”, and the portion of the Restricted Stock Units that vests on such date is hereafter referred to as the “Vested Units”).
2.Stock Ownership Guidelines. The Grantee is expected to reach the requisite ownership in accordance with the Company’s stock ownership guidelines, as such may be in effect from time to time (the “Stock Ownership Guidelines”). The Grantee may not sell, assign, transfer, exchange or otherwise encumber any Shares delivered in respect of the Restricted Stock Units until such time as the Grantee is, and only to the extent it does not cause the Grantee to cease to be, in compliance with applicable Stock Ownership Guidelines. Notwithstanding the foregoing, the Grantee shall be permitted to sell Shares to the extent necessary to satisfy any tax obligations of the Grantee related to the Award or the vesting and delivery of Shares in respect of the Restricted Stock Units, subject to the Company’s insider trading policy in effect from time to time.
3.Vesting and Forfeiture.
(a)Time of Vesting. The vesting of Restricted Stock Units on the Vesting Date is, in all cases, subject to the Grantee’s continued service as a Non-Employee Director to the Company (or its Parent, as applicable) through the applicable Vesting Date. All unvested Restricted Stock Units will become Vested Units as of the date of the Grantee’s death or Disability, if such events occur prior to the applicable Vesting Date.
(b)Forfeiture Upon Termination of Service. In the event that the Grantee ceases to be a Non-Employee Director, the Grantee shall forfeit all Restricted Stock Units which are not, as of the time of such termination (subject to accelerated vesting as expressly provided in Section 3(a) of this Agreement or in Section 6(g) of the Plan), Vested Units, and the Grantee shall not be entitled to any payment or other consideration with respect thereto.
(c)Definition of Cause. For purposes of applying Section 6(g) of the Plan to this Agreement, Cause shall be defined as (i) Grantee’s conviction of a crime, the circumstances of which involve fraud, embezzlement, misappropriation of funds, dishonesty or moral turpitude, and which is substantially related to the circumstances of Grantee’s duties; (ii) Grantee’s conviction of a crime, the circumstances of which involve federal or state securities laws; or (iii) Grantee’s falsification of Company or Affiliate records.
(d)Termination of Service in Connection with a Change in Control. For purposes of applying Section 6(g) of the Plan to this Agreement, a Grantee’s service will be deemed to have terminated “in connection with” a Change in Control if such termination occurs during the three (3) month period prior to the Change in Control Date or during the twenty-four (24) month period beginning on the Change in Control Date. If the termination occurs during the three (3) month period prior to the Change in Control Date and vesting occurs due to the application of Section 6(g) of the Plan, the Change in Control Date shall be a Vesting Date.
4.Settlement of the Vested Units.
(a)Settlement. Subject to all the terms and conditions set forth in this Agreement and the Plan, the Company shall issue to the Grantee a number of Shares equal to the number of Vested Units (i) no later than sixty (60) days after the applicable Vesting Date, or (ii) if Grantee has timely elected to defer settlement of his or her Restricted Stock Units granted pursuant to this Agreement, on the date(s) provided in the deferral election form accepted by the Company.
(b)Compliance with Laws. The grant of the Restricted Stock Units and issuance of Shares upon settlement of the Vested Units shall be subject to and in compliance with all applicable requirements of federal, state and foreign law with respect to such securities, other law or regulations and the requirements of any stock exchange or market system upon which the Stock may then be listed. The Company’s inability to obtain permission or other authorization from any relevant regulatory body necessary to the lawful issuance of any Shares subject to the Vested Units shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority was not obtained. As a condition to the settlement of the Vested Units, the Company may require the Grantee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto.
(c)Registration. Shares issued in settlement of the Vested Units shall be registered in the name of the Grantee. Such Shares may be issued either in certificated or book entry form. In either event, the certificate or book entry account shall bear such restrictive legends or restrictions as the Company, in its sole discretion, shall require.
5.Incorporation of the Plan by Reference. The award of Restricted Stock Units pursuant to this Agreement is granted under, and expressly subject to, the terms and provisions of the Plan, which terms and provisions are incorporated herein by reference, as well as the terms and provisions of an effective deferral election. The Grantee hereby acknowledges that a copy of the Plan has been made and remains available to the Grantee.
6.Committee Discretion. This Award has been made pursuant to a determination made by the Board or Committee. Notwithstanding anything to the contrary herein, the Committee shall have the authority as set forth in the Plan.
7.Taxes.
(a)In addition to any rights the Company may have pursuant to Section 12(d) of the Plan, the Company or any relevant Affiliate shall make such provisions for the withholding or payment of taxes as it deems necessary under applicable law and shall have the right to deduct from payments of any kind otherwise due to the Grantee or alternatively to require the Grantee to remit to the Company or any relevant Affiliate an amount in cash, by wire transfer of immediately available funds, certified check or such other form as may be acceptable to the Company or any relevant Affiliate, sufficient to satisfy at the time when due any (U.S., United Kingdom or other) federal, state, or local taxes or other taxes or withholdings of any kind (including income tax, employee National Insurance contributions and, if any and to the extent applicable under Section 7(b) of this Agreement and legally possible, employer National Insurance Contributions) (each an “Applicable Tax”) required by law to be withheld, deducted or paid with respect to the Restricted Stock Units, including, for the avoidance of doubt, the Grantee’s acquisition of Shares in settlement of Vested Units. The Grantee hereby agrees that he or she is liable for all Applicable Taxes due in relation to the Award and hereby covenants to (i) pay all such Applicable Taxes, as and when requested by the Company or any relevant Affiliate or otherwise required, to HM Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority), and (ii) make all reports and filings as are required to be made to HMRC (or any other tax authority or any other relevant authority) in connection with such Applicable Taxes. The Grantee also hereby agrees to indemnify and keep indemnified the Company and any relevant Affiliate against any Applicable Taxes that they are required to pay or withhold on the Grantee's behalf or have paid or will pay to HMRC (or any other tax authority or any other relevant authority).
(b)By accepting the Award, the Grantee irrevocably agrees that, at the request of the Company or any relevant Affiliate he or she shall: (i) enter into a joint election in respect of any Shares issued in settlement of Vested Units under section 431(1) or section 431(2) of the Income Tax (Earnings and Pensions) Act 2003 (a “Section 431 Election”), on or before becoming entitled to such Shares; and/or (ii) join the relevant person in making (so far as legally possible and at the time specified by the Company) a valid election to transfer to the Grantee the whole or any part of the liability for secondary class 1 (employer) National Insurance contributions referred to in Section 7(a).
(c)The Grantee is urged to consult his or her own tax advisor regarding the application of applicable tax laws to the Grantee’s particular situation.
8.Entire Agreement. This Agreement and the Plan (and if Grantee has timely elected to defer settlement of his or her Restricted Stock units granted pursuant to this Agreement, the deferral election form accepted by the Company) contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations between the parties with respect to the subject matter hereof.
9.Governing Law. To the extent federal law does not otherwise control, this Agreement shall be governed by the laws of the State of Missouri, without giving effect to principles of conflicts of laws. The Grantee shall be solely responsible to seek advice as to the laws of any jurisdiction to which he or she may be subject, and participation by the Grantee in the Plan shall be on the basis of a warranty by the Grantee that he or she may lawfully so participate without the Company being in breach of the laws of any such jurisdiction.
10.Not Assignable or Transferable. Restricted Stock Units shall not be assignable or transferable other than by will or by the laws of descent and distribution and any attempt to do so will be of no effect. Notwithstanding the foregoing, the Grantee may request authorization from the Committee to assign his or her rights with respect to the Restricted Stock Units granted herein to a trust or custodianship, the beneficiaries of which may include only the Grantee, the Grantee’s spouse or the Grantee’s lineal descendants (by blood or adoption), and, if the Committee grants such authorization, the Grantee may assign his or her rights accordingly. In the event of any such assignment, such trust or custodianship shall be subject to all the restrictions, obligations, and responsibilities as apply to the Grantee under the Plan and this Agreement and shall be entitled to all the rights of the Grantee under the Plan.
11.Transfer of Personal Data. The administration of this Award and the Grantee’s participation in the Plan requires the transfer of certain of the Grantee’s personal data to the Company and the administrator. In this respect, the Company kindly asks the Grantee to review and sign the data transfer consent form set forth in the attached Appendix A and return it to the Company at the earliest convenience. The Grantee’s consent is evidenced by return to the Company of the signed data transfer consent form.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf, and the Grantee has signed this Agreement to evidence his or her acceptance of the terms hereof, all as of the Date of Grant.

Post Holdings, Inc.	Grantee

By:
Name:	[Name]
Title:

APPENDIX A

Consent to Transfer of Personal Data

I, [FName LName], hereby consent to the transfer of my personal data listed below to, and collection, storage and other processing of such personal data by: (i) Post Holdings, Inc., (ii) the administrator of the Post Holdings, Inc. 2021 Long-Term Incentive Plan and any successor plans (the “Plan”) (currently Charles Schwab) (the “Administrator”), (iii) the transfer agent and registrar for Post Holdings, Inc. stock (the “Transfer Agent”), and (iv) any successors to the entities persons listed under (i), (ii), and (iii) for the administration of the Plan including all future Awards under the Plan (including the transfer and registration of Post Holdings, Inc. stock pursuant thereto) (the “Purpose”).

I am aware that Post Holdings, Inc., the Administrator and the Transfer Agent may process my personal data in the U.S. and that the level of data protection in the U.S. might not be equal to the level of data protection in the UK.

For the Purpose, my personal data may be passed on within Post Holdings, Inc. only to those persons responsible for processing confidential compensation-related matters and provided that such persons are subject to confidentiality obligations with respect to my personal data.

This consent is limited to the processing of such personal data as is required to administer Awards under the Plan, namely my name, mailing address, e-mail address, date of birth and bank account details, and does not purport to address any matters that are the subject of any agreement I may have with the Administrator.

I have been informed that I can contact: (i) Kimberly Gerren at Post Holdings, Inc. for information relating to the Plan and Awards, and (ii) Chief Privacy Officer, Post Holdings, Inc. at privacyinquiries@postholdings.com, for information relating to the processing of my personal data as set out herein.

I am aware that participation in the Plan is optional and any decision not to participate or consent to the processing of my personal data for the Purpose will not affect any other aspect of my directorship. I am aware that I may withdraw my consent to Post Holdings, Inc. processing, on a prospective basis, my personal data for the Purpose, and understand that withdrawing that consent will not affect past transfers of data.

_________________________________________/___________________
NAME                            Date

Return Original Signed Document to:

Kimberly Gerren
Vice President, Total Rewards Administration
Post Holdings, Inc.
2600 S. Hanley Road
St. Louis, MO 63144
U.S.A.

kimberly.gerren@postholdings.com
tel: 314- 644-7628

APPENDIX B

Important Notices in relation to the United Kingdom Financial Promotion Regime
Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) provides that a person must not, in the course of business, communicate an invitation or inducement to engage in investment activity (a “promotion”) unless that person is authorized, the content of the communication is approved by an authorized person, or the communication is covered by an exemption (as set out in the FSMA (Financial Promotion) Order 2005 (the “Order”)). Insofar as this Agreement includes a promotion, the Grantee’s attention is drawn to the following:

i.Any promotion contained in this Agreement is exempt from the general restriction (in section 21 of FSMA) on the communication of invitations or inducements to engage in investment activity under Article 28 of the Order. The content of this Agreement has not been approved by an authorized person within the meaning of FSMA. Reliance on any promotion within this Agreement for the purpose of engaging in any investment activity may expose the Grantee to a significant risk of losing all of the property or other assets invested;
ii.The Grantee acknowledges that he/she may have no right to complain to either of (i) the Financial Conduct Authority; or (ii) the Financial Ombudsman Scheme; and that he/she may have no right to seek compensation from the Financial Services Compensation Scheme; and
The Grantee acknowledges that it is open to him/her to seek advice from a person specializing in advising on investments.

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